                                                                     Exhibit 2.2

                            SHARE PURCHASE AGREEMENT

between

1. AB9707 Vermoegensverwaltungs GmbH, a German corporation with its registered office in Munich, registered in the commercial register of Munich under No. HRB 116718 ("Kendle GmbH").

AND

2. Dr. Dagmar Margarete Chase, Von-der-Vring-Strasse 31, D-81929 Munich, Germany ("Dagmar Chase") and Prof. Dr. Albrecht Nei ,
         Robert-Koch-Strasse 4, 82031 Grunewald, Germany ("Albrecht Neiss") (Dagmar Chase and Albrecht Neiss collectively, the "Sellers").

                                    PREAMBLE

1. The registered share capital of GMI Gesllschaft fur Angewandte Mathematik und Informatik mbH ("gmi") with its registered office in Munich, registered in the commercial register of Munich under No. HRB 70970, amounts to a nominal value of DM 50,000. It is divided into two shares, both of which have been fully paid in.

         gmi was founded by Albrecht Neiss as sole shareholder on August 23,1983 by the notarial deed of the notary public in Munich Josef Polsterl, URNr. P 3699. On February 22, 1994 Albrecht Neiss divided his one share into two shares and transferred one share of DM 12,400 to Dagmar Chase by notarial deed of the notary public Josef Polsterl, URNr.
         0463/1994.

2.       All the issued and outstanding shares in gmi are held as follows:

2.1      Professor Neiss  holds one share with a nominal value of DM 37,600;

2.2      Dagmar Chase holds one share with a nominal value of DM 12,400.

3. Kendle GmbH desire to purchase from Sellers and Sellers desire to sell and transfer to Kendle GmbH all their respective shares in gmi (collectively the "gmi Shares").

Now, therefore, the parties agree as follows:

                                    ARTICLE 1

                       SALE AND TRANSFER OF THE GMI SHARE

         1.1 Albrecht Neiss hereby sells and transfers to Kendle GmbH his share with a nominal value of DM 37,600 as stated in no. 2.1 of the Preamble together with all ancillary rights, including, without limitation, the rights to vote such shares and the rights to all profits the distribution of which is resolved in the future. Kendle GmbH hereby accepts such sale and transfer.

             Dagmar Chase hereby sells and transfers to Kendle GmbH her share with a nominal value of DM 12,400 as stated in no. 2.2 of the Preamble together with all ancillary rights, including, without limitation, the rights to vote such shares and the rights to all profits the distribution of which is resolved in the future. Kendle GmbH hereby accepts such sale and transfer.

         1.2 The transfer of gmi Shares pursuant to Section 1.1 above shall be subject to the satisfaction of the condition precedent (Aufschiebende Bedingung) that Kendle GmbH shall have:

                  (1) fully paid the cash portion of the Purchase Price as set forth in Section 2.1 and 2.2 below. Payments under the Standby Letters of Credit will be deemed payment of the purchase price with regard to this condition precedent insofar as the actual cash portion of the purchase price has been satisfied.

         and, cumulatively,

                  (2)      fully delivered the Kendle Stock as set forth in
                           Section 2.4 below.

                  The transfer of gmi Share pursuant to Section 1.1 above shall furthermore be subject to the condition (Bedingung) that this Agreement shall not have been canceled and/or terminated by either party to this Agreement prior to the satisfaction of the condition precedent set out above.

         1.3 This Agreement is subject to the condition precedent that the original Letters of Credit as attached to this Agreement as Exhibit B will be delivered to Bayerische Vereinsbank Aktiengesellschaft, Munich on behalf of Sellers by July 3, 1997.

         1.4 Upon satisfaction of the conditions precedent set out above, title will pass automatically to Kendle GmbH.

                                    ARTICLE 2

                                 PURCHASE PRICE

         2.1 The purchase price to be paid to Albrecht Nei for the sale and transfer of his share as stated in no. 2.1 of the Preamble shall be DM 10,998,000 (in words: Deutsche Mark ten million nine hundred ninety eight thousand) and a number of shares in Kendle International Inc., an Ohio corporation with its registered office in Cincinnati, Ohio, U.S.A. ("Kendle Inc.") as set out in Section 2.4 below. The case portion of the purchase price shall be paid to the following account of Albrecht Nei :

         Bayerische Hypotheken- und Wechsel-Bank Aktiengesellschaft, Munich, Max Weber-Platz, Munich
         Bank Code No. 700 200 01
         Account-No. 6400256908

         2.2 The purchase price to be paid to Dagmar Chase for the sale and transfer of her share as stated in No. 2.2 of the Preamble shall be DM 3,627,000 (in words: Deutsche Mark three million six hundred twenty seven thousand) and a number of shares in Kendle Inc. as set out in Section 2.4 below. The case portion of the purchase price shall be paid to the following account of Dagmar
Chase:

         Bayerische Vereinsbank Aktiengesellschaft, Munich, Mauerkircherstasse, Munich, Germany
         Bank Code No. 700 202 70
         Account-No. 7332653

         2.3 The cash portion of the purchase price to be paid to Albrecht Neiss and Dagmar Chase respectively shall be due within five (5) business days after the completion of the IPO but not later than September 19, 1997, 6 p.m. New
York time, or a later date as mutually agreed in notarial form (Sec. 15 GmbHG, German Act on Limited Liability Companies) by all parties to this Agreement
(the "Closing Date"). Albrecht Nei and Dagmar Chase shall both have the right to demand payment of the purchase price for the sale and transfer of their respective share (Teilglaeubigerschaft).

         2.4 In addition to the cash portion of the purchase price set out in Section ? and Section 2.2 above, the purchase price for the transfer of the gmi Shares shall include the following items:

             (1) If Kendle Inc. pursuant to a registration statement (the "Registration Statement") filed with the U.S. Securities and Exchange

                           Commission ("SEC") completes its initial public offering ("IPO") of shares of common stock on or prior to September 18, 1997, 6 p.m. New York time (the "Agreed Date") the purchase price to be paid to Albrecht Neiss shall include shares of Kendle Inc. common stock, no par value per share ("Kendle Shares"), having a value (calculated utilizing the initial IPO offer price and the exchange rate quoted by Chase Manhattan Bank in New York as of 4 p.m. New York time at the offering date of the IPO) of DM 3,666,000 (in words: Deutsche Mark three million six hundred sixty six thousand) and the purchase price to be paid to Dagmar Chase shall include Kendle Shares, having a value (calculated utilizing the initial IPO offer price and the exchange rate quoted by Chase Manhattan Bank in New York as of 4 p.m. New York time at the offering date of the IPO) of DM 1,209,000 (in words: Deutsche Mark one million two hundred nine thousand).

                  (2) If Kendle Inc. does not complete its IPO by the Agreed Date, then the purchase price to be paid to Albrecht Nei shall include shares of Kendle Inc.'s Mandatory Convertible Exchangeable Preferred Stock having the terms and condition set forth on Exhibit A ("Kendle Preferred Shares") and having a liquidation value (calculated utilizing the exchange rate quoted by Chase Manhattan Bank in New York as of 4 p.m. New York as of 4 p.m. New York time as of the Agreed
                           Date) of DM 3,666,000 (in words: Deutsche Mark three million six hundred sixty six thousand), and the purchase price to be paid to Dagmar Chase shall include Kendle Preferred Shares having a liquidation value (calculated utilizing the exchange rate quoted by Chase Manhattan Bank in New York as of 4 p.m. New York time as of the Agreed Date) of DM 1,209,000 (in words: Deutsche Mark one million two hundred nine thousand).

                  (3) The Kendle Shares or Kendle Preferred Shares respectively, as the case may be, (collectively, "Kendle Stock") included in the Purchase Price will be duly authorized, validly issued, fully paid and non-assessable shares of Kendle Inc.'s Capital Stock and will be delivered to the Sellers free and clear of any and all liens, hypothecations, encumbrances or restrictions of any kind other than restrictions of any kind other than restrictions on transfer imposed by United Stated Federal Securities Laws and regulations and by other applicable laws under the restrictions set forth in Article 7 of this Agreement (collectively, the "Permitted Restrictions").

                  (4) Kendle GmbH shall deliver at the Closing Date the respective number of Kendle Shares of Kendle Shares or Kendle Preferred Shares, as the case may be, to Albrecht Nei and Dagmar Chase. In the even that it is not possible to deliver whole shares of Kendle Stock in the proportion as set forth in this Article 2.4, any remaining fractional amount shall be paid in cash at the Closing Date to Albrecht Neiss and Dagmar Chase.

                  (5) As used in this Agreement, the term "complete" as it pertains to the IPO includes the following events: consummation of the IPO which includes closing of the transaction and distribution of the proceeds of the offering to Kendle. Within 48 hours after completion of the IPO, Kendle GmbH shall notify Sellers in writing of the completion of the IPO.

2.5 Albrecht Nei and Dagmar Chase shall each have the right to exercise their respective rights under the Standby Letters of Credit issued by the Nationsbank, N.A. on July 1, 1997, copies of which are attached hereto and incorporated herein as Exhibit B, if full payment of the respective purchase price pursuant to section 2.1 and 2.2 was not credited to Albrecht Nei ' and/or Dagmar Chase's account by September 21, 1997, 6 p.m. New York time, or a later date as mutually agreed in notarial form by all parties to this Agreement. The rights under the respective Letters of Credit shall be exercisable by Albrecht Nei and Dagmar Chase, as the case may be, on or after September 22, 1997 under presentation of a document containing the following statement: "I have not received the purchase price under the Share Purchase Agreement dated July 1, 1997, by and among the Shareholders of GMI Gesellschaft fur Angewandte Mathematik und Informatik mbH and AB9707 Vermogensverwaltungs GmbH, a German corporation". If the Purchase Price is credited to the Albrecht Neiss' and Dagmar Chase's accounts later than the Closing Date, interest shall be payable thereon with effect from this date at an annual rate of three percent (3%) above the respective discount rate of the German Federal Bank, calculated on the basis of 30 interest days per month and 360 interest days per annum.

         2.6 Kendle GmbH shall bear all of its costs and expenses and all costs and bank charges connected with the Standby Letters of Credit referred to in section 2.5, including but not limited to issuance and delivery costs as well as the costs of Sellers for the exercise of rights under the Standby Letters of Credit. Kendle GmbH shall also bear up to a total amount of US$ 500,000 (US Dollars five hundred thousand) plus reasonable expenses of Sellers' investment banking costs with regard to Smith Barney. Kendle GmbH shall also bear the costs of notarization of this Agreement. Kendle GmbH shall also bear the costs and expenses of Seller's legal advisers up to DM 150,000 (Deutsche Mark hundred fifty thousand) plus value added tax.

         2.7 Simultaneously with the payment of the cash portion of the purchase price and the delivery of Kendle Shares or Kendle Preferred Shares respectively, Albrecht Neiss and

Dagmar Chase shall each confirm without undue delay in writing to Kendle GmbH that each of the conditions precedent pursuant to sections 1.2 and 1.3 of this Agreement have been satisfied; furthermore, simultaneously the Standby Letters of Credit shall be delivered to Kendle GmbH. The notary shall receive copies of the confirmations, which shall be attached to this document as proof that the transfer of the shares has been effected.

                                    ARTICLE 3

                              GUARANTEES OF SELLERS

         3.1      Guarantees with Respect to the gmi Shares and the Sellers

                  As an inducement to Kendle GmbH and recognizing Kendle GmbH's reliance thereupon, the Sellers, jointly and severally, guarantee in the form of an independent guarantee ("Garantieversprechen") to Kendle GmbH with respect to the gmi Shares that as of the date of this Agreement and as of the Closing Date:

                  (1) each Seller has full power and authority to enter into and perform this Agreement, which constitutes a binding obligation on him or her in accordance with its terms;

                  (2) The statements in the preamble hereto are complete and correct. The registered share capital of gmi stated in the preamble has been fully paid in; no refunds have been made (Sec. 30 paragraph 1 GmbHG, German Act on Limited Liability Companies).
                           There is no liability to effect further contributions (Nachschuesse) pursuant to section 26 GmbHG (German Act on Limited Liability Companies);

                  (3) Sellers hold each of their shares in gmi as sole owner in their own name and on their own account and can dispose of them freely and without consent of any third party. The consent to the execution of this Agreement by Albrecht Neiss' wife, Mrs. Inge Neiss, and the consent to the execution of this Agreement by Dagmar Chase's husband, Mr. Stephen Chase, have been given and will be attached to this Agreement. The shares are free of any encumbrances for the benefit of third parties or other rights of third parties and there is no agreement or arrangement to give or create any such encumbrance or right;

                  (4) the Sellers are entitled to transfer the gmi Shares to Kendle GmbH on the terms of this Agreement without the consent of any third party;

                  (5) each Seller represents that no "Sperrbetrag" (amount of blockage) according to Section 4 paragraph 5 of the German Reorganization Tax Act (Umwandlungssteuergesetz) in connection with Section 50(c) of the German Income Tax act (Einkommensteuergesetz) exists and that since the installation of gmi none of the shares have been owned by a taxpayer that was not entitled to participate in the German corporate imputation system (Anrechnungsverfahren).

                  (6) each Seller acknowledges and understands that he or she is responsible for obtaining independent legal advice with respect to the Kendle Stock included in the Purchase Price and the restrictions attached to Sellers' right to resell or transfer in any way said Kendle Stock; that such Seller has been given the opportunity to ask questions of, and receive answers from, the officers of Kendle Inc. concerning Kendle Inc. and its business and the terms and conditions of the transactions contemplated by this Agreement; and that in view of Seller's extensive discussions with representatives of Kendle Inc concerning such transactions and such Seller's direct access to Kendle Inc., disclosures by Kendle Inc. to Seller shall constitute disclosure to each Seller and all Sellers for all purposes, including without limitation for purposes of compliance with all applicable securities laws regarding disclosure;

                  (7) the gmi Shares sold by each Seller do not constitute the entire assets of that Seller within the meaning of Section 419 BGB (German Civil Code);

                  (8) each Seller acknowledges and understands that the Kendle Stock included in the Purchase Price have not been and will not be registered under the United States federal Securities Act of 1933 (the "Securities Act"), or any other applicable securities laws, (except to the extent required under Sec. 2.2(3) hereof or should Sellers exercise their registration rights under the Registration Rights Agreement in the form attached hereto and incorporated herein as Exhibit C (the "Registration Rights Agreement") and are being offered only outside the United States to non-U.S. persons within the meaning of and in accordance with Regulation S under the Securities Act;

                  (9) each Seller represents and warrants that he or she is not a U.S. person and is acquiring the Kendle Stock included in the Purchase Price in a transaction outside the United States in accordance with Rules 903 and 904 of Regulation S under the Securities Act.

                  (10) Sellers have been informed that Candace Kendle Bryan and Christopher C. Bergen will sell part of their current shareholding in Kendle Inc. in connection with the IPO but not more than 30% of their current shareholding.

         3.2      Guarantees With Respect to gmi

                  As an inducement to Kendle GmbH and recognizing Kendle GmbH's reliance thereupon, the Sellers, jointly and severally, guarantee in the form of an independent guarantee ("Garantieversprechen") to Kendle GmbH with respect to gmi that as of the date of this Agreement unless stipulated herein otherwise:

                  (1) As of the date of this Agreement and of the Closing Date gmi is a limited liability company (Gesellschaft mit beschraenkter Haftung, GmbH), duly organized under the laws of the Federal Republic of Germany and validly existing. The Commercial Register, Law Court of Munich, HRB 71970, was inspected by the notary. A copy of the registration is attached to this document. gmi has full corporate power and authority to own its assets and to carry on its contract research organization business ("CRO Business") as now being conducted.

                  (2) As of the date of this Agreement and of the Closing Date the Articles of Association (Satzung) of gmi will not be changed by Sellers. A copy of the Articles of Association has been handled over to Kendle GmbH. There exist no shareholders' resolutions and/or obligations concerning any amendments of the Satzung.

                  (3) A copy of the annual accounts as of December 31, 1996 of gmi, (hereinafter, the "gmi Financial Statement"), initialed by Sellers, has been handed over to Kendle GmbH, which has acknowledges receipt, during the notarization. The gmi Financial Statement has been prepared with the care of an ordinary businessman in accordance with the German principles of accounting and bookkeeping ("GOB") pursuant to Sec. 243 HGB (German Commercial Code). The gmi Financial Statement fairly presents in all material respect the financial and profit situation of gmi at the respective dates of and for the periods referred to in such gmi Financial Statement, observing continuity in the accounting and evaluation methods. The gmi Financial Statement was delivered to Kendle Inc. prior to execution of this Agreement and audited on Kendle Inc.'s behalf by Coopers & Lybrand, independent certified public accountants and that in view of gmi's extensive discussions with representatives of Coopers & Lybrand concerning such transactions and Coopers & Lybrand's direct access to gmi, disclosures by Sellers and/or gmi to Coopers & Lybrand shall constitute disclosure to Kendle GmbH for all purposes. gmi is in good financial standing.

                  (4) Except as set forth in Schedule 3.2(4), which is attached to this Agreement, gmi has, to the best of Sellers' knowledge and belief after due investigation, no liabilities or obligations of any nature as of December 31, 1996 except for liabilities reflected or reserved against in the gmi Financial Statement and gmi is not liable for any indemnity or warranty risks with respect to services performed prior to January 1, 1997 unless sufficient reserves have been created in respect thereof in the gmi Financial Statement.

                  (5) As of the date of this Agreement and of the Closing Date, gmi has duly withheld or collected, and to the extent required, paid to the proper governmental authority or other person all taxes due as of the date of this Agreement, including all VAT, that gmi is legally required to withhold, collect and pay.

                           In the event that an external tax audit (Steuerliche Auss enpruefung) for the period up to December 31, 1996, gives rise to subsequent tax claims, after set-off of excess taxes and reduced taxes (Mehrund Mindersteuern), of more than DM 50,000 shall be borne by the Sellers. The last external tax audit took place in respect of the years 1991 to 1993. The audit report of 21.03.1995 has been given to Kendle GmbH. All deficiencies proposed as a result of any such audit have been paid. There are no ongoing tax audits of ro relating to gmi and there is no tax sharing agreement that will require any payment by gmi after the date of this Agreement. As of December 31, 1996, tax reporting and financial reporting are identical (Die Handelsbilanz entspricht den steuerlichen Voraussetzungen).

                  (6) The business of gmi has been properly conducted since January 1, 1997 in accordance with the ordinary course of business. To the best of Sellers' knowledge and belief after due investigation, since then there has not been any material adverse change in the business, operations, properties, prospects, assets or condition, financial or otherwise, of gmi, and no event has occurred or circumstance exists that may result in such a material adverse change, in particular:

                           (a) No liabilities of any kind have been created for which there has not been a reasonable quid pro quo; in particular no contracts with danger of losses at the time the contracts were awarded have been accepted;

                           (b) No assets have been assigned without reasonable consideration;

                           (c) No liabilities have been created which fall outside the ordinary course of business;

                           (d) No substantial agreements of gmi have been concluded, changed or terminated which fall outside the ordinary course of business;

                           (e) There has been no damage or loss which either individually or cumulatively could have a substantial effect on the existence of gmi or its financial situation.

                  (7) As of the date of this Agreement and of the Closing Date, gmi has paid, or has made provision for the payment of, all employee's contributions and employer's contributions to social insurance and pension, deferred compensation and other employee benefit payments required to be made by gmi with respect to its employees and agents and which are due as of the date of this Agreement. The consummation of the transactions contemplated by this Agreement will not result in the payment, vesting or acceleration of any benefit available to the employee benefit plan or under any employment contracts or other arrangements.

                  (8) Schedule 3.2(8), which is attached to this Agreement, contains a complete and correct list of all industrial property rights (patents, trademarks, copyrights and design patents) and intellectual property rights, which are owned by gmi. To the best of Sellers' knowledge and belief after due investigation, gmi is not in violation of and has not breached any licensing agreement with respect to patents, trademarks, copyrights or other intellectual property. All of the patents, trademarks, copyrights and other intellectual property used by gmi in the conduct of its CRO Business are either owned by gmi or can be used according to licensing agreements to which gmi is party and which, to the best of Sellers' knowledge and belief after due investigation, are valid. To the best of Sellers' knowledge and belief after due investigation, none of the patents, trademarks, copyrights or other intellectual property utilized by gmi in the conduct of its CRO Business infringes on the intellectual property rights of any third party.

                  (9) As of the date of this Agreement and as of the Closing Date, to the best of Sellers' knowledge and belief after due investigation, the conduct and operation of gmi's CRO Business have been and are in conformity with all applicable laws and regulations, including the German Medication Act (Gesetz uber den Verkehr mit arzneimitteln) and the Guideline for Good Clinical Practice as adopted by the European Agency for the Evaluation of Medicinal Products and gmi has not received any notice asserting or suggesting any failure, or potential failure, to comply with or confirm to any such laws or regulations;

                  (10) As of the date of this Agreement and of the Closing Date, all assets of gmi which can be included in a balance sheet are fully owned by gmi without being subject to any charges. gmi is not subject to any restrictions on disposal in relation to these items. Excepted are reservations of title or other security rights in accordance with normal business practice.
                           Schedule 3.2(10), which is attached to this Agreement, contains a complete and correct list of all assets which are subject to reservations of title or other security rights.

                           All objects in the asset side of the attached gmi Financial Statement and used by it in its CRO Business are in an operational state.

                  (11) Each contract, agreement, commitment or understanding to which gmi is a party that is material to gmi's CRO Business or that involves the payment by, or to, gmi is more than DM 20,000 in any twelve (12) months period (collectively, the "Material Contracts") is listed on Schedule 3.2(11) which is attached to this

                           Agreement. gmi has not received notice of default with respect to and gmi is not in default under any of the Material Contracts. Copies of all contracts with clients of gmi for the planning, implementation and evaluation of clinical research initialed by Sellers have been handed over to Kendle GmbH which acknowledged receipt. The contracts contain no unusual obligations for gmi that could result in a material loss under such contract.

                  (12) As of the date of this Agreement and of the Closing Date gmi has not entered into any agreements, undertakings or commitments which would in any material way prevent or restrict the CRO Business in continuing or further developing its business currently conducted in Germany or any other country where gmi has conducted its CRO Business during the last two (2) years or would legally prevent or restrict its ability to compete with other companies.

                  (13) Unless otherwise listed in Schedule 3.2(13), which is attached to this Agreement, no lawsuits with a value of DM 20,000 or more, administrative proceedings or investigations against gmi and/or representatives and/or employees of gmi, the latter two only with respect to the business of gmi, and/or gmi's CRO Business has been initiated, notified, or to the best knowledge of Sellers threatened to, gmi or gmi's CRO Business, nor are any material circumstances known that would make the initiation of any such lawsuits, administrative proceedings or investigations appear likely to occur.

                  (14) None of the information concerning gmi, gmi's CRO Business or the Sellers that gmi or the Sellers would supply Kendle Inc. for use in Kendle Inc.'s Registration Statement will contain any untrue statement of a material fact or, to the best of Sellers' knowledge and belief after due investigation, omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.

                  (15) Schedule 3.2(15), which is attached to this Agreement, contains a complete and accurate list of the following information for each employee or director of gmi, including each employee on leave of absence or layoff status: name; job title; professional qualifications; permits held; current compensation paid or payable and any change in compensation since January 1, 1996; vacation accrued; and service credited for purposes of eligibility and vesting under any social insurance or employee benefit plan or under any employment contracts for the gmi's employees initialed by Sellers have been handed over to Kendle GmbH which has acknowledged the receipt.

                  (16) As of the date of this Agreement and of the Closing Date gmi does not have any real property rights or similar rights.

                  (17) Notwithstanding any other guarantees of Sellers, to the best of Sellers' knowledge and belief after due investigation, no guarantee of Sellers in this Agreement and no statement in any Schedule or Exhibit hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. None of the Sellers knows of any information which is, or which may reasonably be regarded as, material to an accurate appraisal of the CRO Business, assets, liabilities and affairs of gmi and which has not been disclosed to Kendle GmbH.

                  (18) As of the date of this Agreement and of the Closing Date none of gmi's contracts with third parties contains any change of control provisions (Kundigungsrecht oder auflosende Bedingung bei Wechsel des Mehrheitsgesellschafters) which could trigger a termination of the respective contract in consequence of the signing of this Agreement and/or the transactions contemplated by this Agreement.

                  (19) Complete and correct copies of all insurance contracts of gmi initialed by Sellers have been handed over to Kendle GmbH which has acknowledged the receipt.

                  (20) Schedule 3.2(20), which is attached to this Agreement, contains a complete and correct list of all bank accounts of gmi and all of persons authorized to sign.

                  (21) Schedule 3.2(21), which is attached to this Agreement, contains a complete and correct list of all powers of attorney issued by gmi.

                  (22) Sellers will use best reasonable efforts to cause gmi to obtain, without undue delay, risk life insurance for DM ten (10) million each on the lives of Mrs. Inge Nei and Dagmar Chase, beneficiary being gmi. The rates have to be agreed upon with Kendle GmbH.

         3.3 No Representation, Warranties and/or Guarantees Other than as Contained in Agreement

             No representation, warranties and/or guarantees, express or implied, statutory or otherwise, made by the Sellers or their professional advisers on their behalf to Kendle GmbH in connection with, or arising out of, the acquisition of the gmi Shares and which are not contained in this Agreement, shall give rise to any liability on the part of the Sellers and Kendle GmbH acknowledges that they have not entered into this Agreement in reliance upon any guarantee or promise other than those in this Agreement.

                                    ARTICLE 4

                            GUARANTEES OF KENDLE GMBH

         4.1 Guarantees

             As an inducement to the Sellers and recognizing the Sellers' reliance thereupon, Kendle GmbH guarantees in the form of an inidependent guarantee ("Garantieversprechen") to the Sellers that:

             (1) Kendle Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, U.S.A. Kendle Inc. has full power and authority to own its assets and to carry on its contract research organization business as now being conducted. Kendle Inc. is duly qualified or licensed to do business as a foreign corporation in all jurisdictions in which the present conduct of its business requires such qualification or licensing. Kendle Inc. changed during 1997 its name from Kendle Research Associates, Inc. to Kendle International Inc.

             (2) Kendle GmbH is a corporation duly organized, validly existing and in good standing under the laws of Germany.

             (3) The copy of the Articles of Incorporation and Regulations of Kendle Inc. as currently in effect, previously delivered to the Sellers, is complete and correct.

             (4) Kendle Inc. has delivered to the Sellers audited balance sheets of Kendle Inc. as at December 31 in each of the years 1994, 1995 and 1996 and the related statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, together with a report thereon of Coopers & Lybrand, independent certified public accountants, including in each case the notes thereto (collectively, the "Kendle Inc. Financial Statements"). The Kendle Inc. Financial Statements fairly present in all material respects the financial condition, results of operations, changes in stockholders' equity and cash flow of Kendle Inc. as at the respective dates of and for the periods referred to in such Kendle Inc. Financial Statements, all in accordance with United States Generally Accepted Accounting Principles ("GAAP").

             (5) To the best of Kendle GmbH's knowledge and belief after due investigation except as set forth in
                          Schedule 4.1(5), which is attached to this Agreement, Kendle Inc. has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except for liabilities reflected or reserved against in the Kendle Inc. Financial Statements and current liabilities incurred in the ordinary course of Kendle Inc.'s business since December 31, 1996. Kendle Inc. is in good financial standing.

             (6) Kendle Inc. has duly filed all required tax returns and paid all material taxes due and payable with respect to Kendle Inc., both with respect to its contract research organization business and otherwise.

             (7) Unless otherwise listed in Schedule 4.1(7), which is attached to this Agreement, no lawsuits with a value of Thirty Five Thousand Dollars ($35,000) or more, administrative proceedings or investigations against Kendle Inc. or its business have been initiated, notified or to the best knowledge of Kendle Inc. threatened to Kendle Inc. or Kendle Inc.'s business, nor are any material circumstances known to Kendle Inc.'s management that would make the initiation of any such lawsuits, administrative proceedings or investigations appear likely to occur.

             (8) To the best of Kendle GmbH's knowledge and belief after due investigation, since December 31, 1996 there has not been any material adverse change in the business, operations, properties, prospects, assets or condition, financial or otherwise, of Kendle Inc., and no event has occurred or circumstance exists that may result in such a material adverse change.

             (9) The execution, delivery and performance of this Agreement by Kendle GmbH has been authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of Kendle GmbH, enforceable against Kendle GmbH in accordance with its terms. Kendle GmbH has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the other documents to be delivered by Kendle GmbH hereunder and to perform the obligations under this Agreement and such other documents.

             (10)         The authorized equity securities of Kendle Inc.
                          consist of two hundred thousand (200,000) shares of common stock, no par value per share, of which one hundred thousand (100,000) shares are issued and outstanding as of the date of this Agreement. The shares and issued shares will be increased as a result of the IPO. All of the outstanding equity securities of Kendle Inc. have been duly authorized and validly issued and are fully paid and non-assessable. When issued to the Sellers pursuant to this Agreement, the Kendle Shares included in the Purchase Price will be duly authorized, validly issued and fully paid and non-assessable shares of Kendle Inc.'s common stock free and clear of any and all liens, hypothecations and encumbrances of any kind other than the Permitted Restrictions.

             (11) No guarantee of Kendle GmbH in this Agreement and no statement in any Schedule or Exhibit hereto contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Kendle GmbH does not know of any information which is, or which may reasonably be regarded as, material to an accurate appraisal of the business, assets, liabilities and affairs of Kendle GmbH and Kendle Inc. and Kendle Inc. and which has not been disclosed to Sellers.

             (12) None of Kendle GmbH or Kendle Inc. are in default under, or have received notice of default with respect to any contract, agreement, commitment or understanding to which any of the Kendle GmbH or Kendle Inc. is a party that is material to the business of Kendle GmbH or Kendle Inc. or that involves the payment by, or to, that Kendle GmbH or Kendle Inc. of more than DM 20,000 (or the U.S. currency equivalent) in any twelve (12) month period.

             4.2 No Representation, Warranties and/or Guarantees Other than as Contained in Agreement

                 No representation, warranties and/or guarantees, express or implied, statutory or otherwise, made by Kendle GmbH or their professional advisers on their behalf to the Sellers in connection with, or arising out of, the acquisition of the gmi Shares and which are not contained in this Agreement, shall give rise to any liability on the part of Kendle GmbH and the Sellers acknowledge that they have not entered into this Agreement in reliance upon any guarantees or promises other than those in this Agreement.

                                    ARTICLE 5

                              OPERATION OF BUSINESS

         5.1      Preservation of gmi's Business and Assets

                  Sellers shall use their best efforts to cause gmi to operate its CRO Business strictly in the ordinary course and as previously conducted, shall use their best efforts to cause gmi to keep available to Kendle the services of gmi's present key employees and shall use their reasonable best efforts to cause gmi to preserve for Kendle GmbH the goodwill of gmi's suppliers, customers and others having business relations with gmi.

         5.2      Transactions Subject to Consent

                  Between the execution of this Agreement and the Closing Date the Sellers shall cause gmi to undertake the following transactions only upon the prior consent of Kendle GmbH:

                  (1) purchase, disposal and mortgaging of real property and rights equivalent to real property;

                  (2)      formation of branch offices;

                  (3) taking out loans over and above normal operations of gmi;

                  (4) granting or accepting loans over and above normal operations of gmi;

                  (5) providing collateral for any third party, including, but not limited to, sureties and warranties over and above normal operations of gmi;

                  (6) granting and withdrawing powers of commercial representation or agency provided, however, that Sellers may appoint Dagmar Chase as Managing Director without obtaining prior consent;

                  (7) declaring or paying any dividends or other distributions for the financial year 1997 to Sellers or purchasing or redeeming any of its shares of capital stock. Dividends for the financial year 1996 have been declared and a signed copy of the respective shareholders resolution has been handed over to Kendle GmbH which has acknowledged the receipt.

                  (8) making any expenditure for, or incurring any obligations in respect of fixed assets, fixtures and other items provided that the expenditure or obligation is in excess of DM 20,000 on any individual item;

                  (9) entering into any employment or consulting agreement with an annual salary of more than DM 100,000. Per the request of Kendle GmbH, gmi has entered as of the date of this Agreement into employment contracts with Dagmar Chase and Inge NeiB and into a consultancy contract with Albrecht NeiB. Initialed copies of these contracts have been handed over to Kendle GmbH which has acknowledged the receipt;

                  (10) entering into licensing or selling agreements on any inventions, know-how or other intellectual property in excess of DM 10,000 on any individual item;

                  (11)     paying and/or agreeing on any bonus.

         5.3      Notification

                  Between the date of this Agreement and the Closing Date, each Seller will promptly notify Kendle GmbH in writing if such Seller or gmi becomes aware of any material adverse change of gmi's CRO Business. Sellers shall cause gmi to provide representatives of Kendle full access to all offices, books, records, files, agreements and computer databases and information pertaining to gmi's CRO Business, its assets and liabilities.

         5.4      Preservation of Kendle Inc.'s Business and Assets

                  Kendle GmbH guarantees that Kendle Inc. shall use its reasonable best efforts to operate its CRO Business strictly in the ordinary course and as previously conducted (including the right to finance and make acquisitions), shall use its reasonable best efforts to keep available the services of the Kendle Inc.'s present key employees and shall use its reasonable best efforts to preserve the goodwill of suppliers, customers and others having business relations with Kendle Inc.

                                    ARTICLE 6

                                    LIABILITY

         6.1      Liability

                  Unless stipulated otherwise in this Agreement, in the event of a breach of representations, warranties and/or guarantees under this Agreement, the breaching party shall put the other party into the position the other party would have been in if such representations, warranties and/or guarantees had not been breached. If it is not possible to do this within four weeks after the breaching party has received such request from the other party, the other party and/or - if the breaching party are the Sellers - gmi can request full pecuniary compensation from the breaching party, in particular, all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages, including, without limitation, interests and penalties, counsel fees, but excluding any consequential and/or indirect damages (Folgeschaden). Any further statutory remedies, including, but not limited to, cancellation of contract (Wandelung, Rucktritt) and diminution of the purchase price (Minderung), are excluded to the extent possible under statutory law. This limitation shall not be applicable in case of defects of title (Rechtsmangel) of the gmi Shares.

                  Claims shall be excluded if such claims are not raised until September 30, 1998; provided that in respect of the representations regarding taxes the expiry date shall not be until 6 months after the assessment by the respective governmental authority has become final and binding. Sellers shall be given the opportunity at their own cost to take part in an external tax audit and to file an appeal against tax demands with which they are charged or to demand the filing of such an appeal.

                  The aforementioned expiry dates are deadlines
(AusschluBfristen) within which the party making a claim must have sent a written notification of the claims explaining the grounds herefor in reasonable detail.

         6.2      Liability Limitation

                  With the exception of the obligation under section 3.2(5) above, no party hereto shall have an obligation towards the others under a warranty or related statutory claim unless and until the aggregate amount of such claims against such party exceeds DM 100,000 or the equivalent in any other currency, and if so, then the whole amount shall be payable to the other party.

                  No Seller shall be liable to Kendle GmbH under any provision of this Agreement or a related statutory provision for an amount in excess of that portion of the purchase price actually received by that Seller.

                  These limitations are not applicable in case of liability arising form the defects of title ("Rechtsmangel) of the sold gmi Shares.

         6.3      Constructive Knowledge

                  To the extent that any representations, warranties and/or guarantees depend on whether or not Sellers knew or should have known certain facts or circumstances, any knowledge or negligent ignorance of certain facts or circumstances by gmi's managing director Inge NeiB will be attributable (wird zugerechnet) to Sellers.

                                    ARTICLE 7

                            RESTRICTIONS ON TRANSFER

         7.1      Restrictions

                  (1) Each Seller agrees that such Seller shall not sell, transfer, pledge or otherwise dispose of such Seller's interests in the Kendle Stock included in the Purchase Price issued to such Seller for a period up to one hundred eighty (180) days after the completion of Kendle Inc.'s IPO, but in no event for any longer than any of the current management, directors or other significant shareholders of Kendle Inc. are under a similar restriction.

                  (2) Kendle Inc. shall not be bound by any attempted transfer, sale or other disposition in violation of any of the restrictions set forth herein, and Kendle Inc. shall be entitled to deliver to Kendle Inc.'s transfer agent an appropriate stop transfer order in connection therewith, pursuant to which such transfer agent shall refrain from registering any such attempted transfer, sale or disposition.

         7.2      Certificate Legends

                  Each Seller agrees that the certificates representing any share of Kendle Stock included in the Purchase Price issued to Sellers shall bear legends in substantially the following forms:

                           THE SECURITIES REPRESENTED BY THIS
                           CERTIFICATE HAVE NOT BEEN REGISTERED

                           UNDER ANY FEDERAL OR STATE SECURITIES LAWS AND HAVE BEEN ISSUED UNDER EXEMPTIONS THAT DEPEND IN PART ON THE INTENT OF THE HOLDER HEREOF NOT TO SELL OR TRANSFER SUCH SHARES IN ANY MANNER WHATSOEVER NOT PERMITTED BY SUCH LAW. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED EXCEPT UPON REGISTRATION UNDER ALL APPLICABLE FEDERAL OR STATE SECURITIES LAWS OF THE UNITED STATES OF AMERICA OR PURSUANT TO AN EXEMPTION THEREFROM. THE HOLDER OF THIS CERTIFICATE ACKNOWLEDGES THAT STOP TRANSFER INSTRUCTIONS TO THIS EFFECT HAVE BEEN PLACED WITH THE TRANSFER AGENT.

                           The above legends will be removed at the request of the relevant holder of the Kendle Shares included in the Purchase Price at the expiration of the applicable restricted periods set forth in the said legends.

                                    ARTICLE 8

                             NON-COMPETE UNDERTAKING

                  Until June 30, 1999, Sellers shall neither directly nor indirectly develop, market, sell, purchase or otherwise deal with any such products or services that compete with gmi in Germany in the contract research organization business. Within this purview and until June 30, 1999, Sellers shall not solicit any employees or clients of gmi without the prior written consent of Kendle Inc. Notwithstanding the aforementioned, Albrecht NeiB shall have the right to take part in any activities and/or projects of the Technical University of Munich and also to be a member of steering committees and other activities, insofar as they are consistent with prior activities.

                                    ARTICLE 9

                            MISCELLANEOUS PROVISIONS

         9.1      Further Assistance

                  Each party agrees to make all reasonable efforts to cooperate with the other in post-Closing matters that may arise in regard to taxes and the like and to provide gmi with the benefits of all contracts or permits which may be affected by the change of control of gmi.

                  Sellers shall use its best efforts to assist and to cause gmi's independent tax advisers to assist and to cause gmi's independent tax advisers to assist Kendle Inc. in preparation of such audited financial statements for gmi as are necessary to enable Kendle Inc. to comply with the accounting and/or reporting requirements promulgated under the Securities Act and Securities and Exchange Act of 1934, as amended, in the United States. Kendle Inc. shall be responsible and pay for all fees to gmi's independent tax advisers for such assistance.

         9.2      Notices

                  All notices made pursuant to this Agreement shall be valid only if made by a person authorized to receive notices as per below by Kendle GmbH or the Sellers, as the case may be, and sent by registered mail, return receipt requested or facsimile, to the parties at the addresses set forth below, or as set forth in any notice of change of address given in writing in the manner prescribed herein to all other parties.

    If to Kendle GmbH:           KENDLE INTERNATIONAL, INC.
                                 700 Carew Tower
                                 Cincinnati, Ohio 45202
                                 Attention: Timothy M. Mooney
                                 Fax: +1(513)381-5870

    with a required copy to:     KEATING, MUETHING & KLEKAMP, P.L.L.
                                 1800 Provident Tower
                                 One East Fourth Street
                                 Cincinnati, Ohio 45202
                                 Attention: William J. Keating, Jr., Esq.
                                 Fax: +1(513)579-6457

         If to Dagmar Chase:      Von-der-Vring-StraBe31
                                  D-81929 Munich
                                  Germany
                                  Fax: +49(89)9305-448

         If to Albrecht NeiB:     Robert-Koch-Strasse 4
                                  D-82031 Grunwald
                                  Germany
                                  Fax: +49(89)641-0691

         9.3      Choice of Law, Venue

                  This Agreement shall be governed by and construed in accordance with the substantive laws of Germany. The exclusive legal venue for all disputes in connection with this Agreement in Munich/

         9.4      Assignment

                  This Agreement may not be assigned by any party without the prior written consent of the other party. Notwithstanding the aforementioned, Kendle GmbH shall have the right to transfer all or parts of its rights - including the right to receive the gmi Shares pursuant to Article 1 of this Agreement - and obligations under this Agreement and to transfer the Agreement in its totality (Vertragsubernahme) to a third party, which has to be a subsidiary of Kendle GmbH and/or Kendle Inc. The Sellers hereby irrevocably consent in advance to such transfer including a transfer of the Agreement (Vertragsubernahme). If necessary, Sellers shall cause gmi to give its consent to such transfer of rights and/or split of shares. Any costs of such an agreement including any notarization costs shall not be borne by Sellers.

         9.5      Waiver

                  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other terms, provisions or conditions of this Agreement.

         9.6      Severability

                  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable any other provision herein. Any invalid or unenforceable provision shall be replaced by such reasonable provision as comes closest to what the parties wanted or would have wanted to apply in accordance with the meaning and purpose of this Agreement if they had considered such invalidity or unenforceability when entering into this transaction. The same shall apply correspondingly to the filling of any gaps.

         9.7      Announcements

                  Kendle GmbH and Sellers shall cooperate in the preparation of any announcements regarding the transaction contemplated by this Agreement. Except as required by applicable law (in which case such announcing party shall prior thereto advise the other party), no party shall issue any announcement regarding the transactions contemplated hereby without the prior consent of the other, which consent shall not be unreasonably withheld.

         9.8      Entire Agreement

                  This Agreement (including all attachments) constitutes the entire understanding between the parties with respect to the subject matter hereof, supersede all negotiations, prior discussions and preliminary agreements. Neither party gives any warranty or accepts any liability in addition to those expressly stated in this Agreement. Amendments and additions to this Agreement are required to be in written form, to the extent no notarial form is prescribed by statute. The requirement for written form can be lifted only by written agreement of all the parties. The headings of this Agreement are not a part of this Agreement but are for convenience purposes only.

         9.9      Copies

                  Each party hereto and gmi shall receive certified copies (1 begl. Abschrift, 1 Ausfertigung) of this Deed. One certified copy shall be sent to Finanzamt-Korperschaftsteuerstelle.

         9.10     Attachments

                  All exhibits and Schedules are essential parts of this document. They are referred to.

The notarization was started on 01 July, 1997 and was completed after midnight on 02 July 1997.

This document was read aloud including the schedules and exhibits by the notary, approved by the parties present and signed by than the notary.

               /S/ Dr. Dagmar Margarete Chase,  nee Kreuz
               ------------------------------------------

               /S/ Prof. Dr. Dr. Albrecht  N e i B
               -----------------------------------

               /S/ Mr. Timothy M. Mooney
               -------------------------